Exhibit 16.1


                            Schenck & Associates SC
                          Certified Public Accountants


November 7, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:      Enviro-Recovery, Inc.


Dear Sir/Madam:

We have read "Item 3. Changes in and disagreements with Accountants on Accounting and Financial Disclosure" included in the Form 10-SB of Enviro-Recovery, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours very truly,

Schenck & Associates SC



/s/ David B. Gerstner
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David B. Gerstner, CPA